Exhibit 99.1

PRESS RELEASE

DELMAR BANCORP ANNOUNCES DECLARATION OF DIVIDEND

SALISBURY, MD – September 18, 2019 - Delmar Bancorp, Salisbury, Maryland (“Delmar”) (OTCQX: DBCP), the parent company of The Bank of Delmarva, Seaford, Delaware (“Delmarva”), announced today that on September 17, 2019 the board of directors declared a cash dividend of $0.025 per share, payable on October 8, 2019, to holders of record of its common stock as of the close of business on September 27, 2019.

About Delmar Bancorp

Delmar Bancorp is the holding company for The Bank of Delmarva, which commenced operations in 1896. The Bank of Delmarva’s main office is in Seaford, Delaware and it conducts full service commercial banking through eleven branch locations in Maryland and Delaware, three branches, operating under the name Liberty Bell Bank, in the South Jersey/Philadelphia metro market, and a loan production office in Rehoboth Beach, Delaware. The Bank of Delmarva focuses on serving its local communities, knowing its customers and providing superior customer service. At June 30, 2019, Delmar Bancorp had approximately $770.2 million in total assets, $646.7 million in total loans and $639.5 million in total deposits. For more information, visit www.bankofdelmarvahb.com.

For further information, please contact John W. Breda, Delmar Bancorp President & Chief Executive Officer, at 410-548-1100 x18112.